             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, DC 20549


                                 FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to file Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                                           Commission File Number   33-94670-01
                                                                    -----------


                              FARMERS GROUP, INC.
-------------------------------------------------------------------------------
           (Exact name of registrant as specified in its charter)


     4680 WILSHIRE BOULEVARD, LOS ANGELES, CALIFORNIA 90010  (323)932-3200
-------------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


     8.45% Cumulative Quarterly Income Preferred Securities, Series A and
       8.25% Cumulative Quarterly Income Preferred Securities, Series B
-------------------------------------------------------------------------------
          (Title of each class of securities covered by this Form)


                                    None
-------------------------------------------------------------------------------
        (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)    [X]               Rule 12h-3(b)(1)(i)    [X]
      Rule 12g-4(a)(1)(ii)   [ ]               Rule 12h-3(b)(1)(ii)   [ ]
      Rule 12g-4(a)(2)(i)    [ ]               Rule 12h-3(b)(2)(i)    [ ]
      Rule 12g-4(a)(2)(ii)   [ ]               Rule 12h-3(b)(2)(ii)   [ ]
                                               Rule 15d-6             [ ]


     Approximate number of holders of record as of the certification or notice date: None.

     Pursuant to the requirements of the Securities Exchange Act of 1934, Farmers Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  December 15, 2003                         By:      /s/   Pierre Wauthier
                                                          ---------------------
                                                                Pierre Wauthier
                                                      Executive Vice President,
                                                        Chief Financial Officer
                                                                   and Director